Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Mr. Peter Murnane
	410 N. 44th St., Suite 700		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Announces Expanded Stock Repurchase Program
PHOENIX, Nov 17, 2005 — Mesa Air Group, Inc. (Nasdaq: MESA) today announced that its Board of Directors has authorized the Company to repurchase up to an additional ten million shares of its outstanding common stock. The Company has purchased approximately eight million shares of common stock under the repurchase programs previously approved by the Board of Directors in December 1999, January 2001, October 2002, October 2004 and April 2005, with approximately one million shares still available for purchase under such prior Board authorizations. The ten million shares subject to the newly authorized repurchase program are in addition to the shares remaining under the prior repurchase programs.
Repurchase of the common stock may be made in the open market, in privately negotiated transactions, or a combination of both. The timing and amounts of any purchases will depend on a variety of factors, including the market price of the common stock, the Company’s liquidity and overall market conditions.
Mesa currently operates 182 aircraft with over 1,100 daily system departures to over 176 cities, 43 states, the District of Columbia, Canada, and Mexico. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreement with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
For further information regarding this press release please visit our website at http://www.mesa-air.com.